Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contacts:

Andrew R. Speaker	David B. Merclean
President & CEO	Senior Vice President & CFO
Mercer Insurance Group, Inc.	Mercer Insurance Group, Inc.
(609) 737-0426	(609) 737-0426

Mercer Insurance Group, Inc. Announces 4th Quarter and 2005 Earnings

Pennington, New Jersey, February 27, 2006 — Mercer Insurance Group, Inc. (Nasdaq: MIGP) today reported its operating results for the quarter and year ended December 31, 2005. Mercer Insurance Group, Inc. (the Company) is licensed to offer commercial and personal lines of insurance to businesses and individuals in twenty-two states through its insurance subsidiaries, Mercer Insurance Company, Mercer Insurance Company of New Jersey, Inc., Financial Pacific Insurance Company and Franklin Insurance Company.

The Company completed its acquisition of all the outstanding stock of Financial Pacific Insurance Group, Inc. for approximately $40.4 million in cash on October 1, 2005, and the results of its operations have been included in the Company’s consolidated statement of income from that date. As a result, comparison of results for the fourth quarter and year ended December 31, 2005, to the comparable periods in 2004 reflect this material acquisition. Financial Pacific is a specialty writer of commercial lines with a focus on business in four western states, and provides insurance to a variety of commercial accounts in the contractor, manufacturing, retail, services and wholesaling businesses, as well as other businesses.

In the three months ended December 31, 2005, the Company reported net income, determined under accounting principles generally accepted in the United States of America (GAAP), of $2.9 million, or $0.47 per diluted share, which was an increase of $2.1 million over the prior year quarter’s net income of $843,000, or $0.13 per diluted share. After-tax realized investment losses and gains included in net income for each of the quarters was less than $0.01 per diluted share. Operating income (a non-GAAP measure defined as net income less after-tax realized losses or gains) improved in the fourth quarter of 2005 to $2.9 million, or $0.47 per diluted share, from $813,000, or $0.13 per diluted share, in the same quarter of 2004. The Company’s GAAP combined ratio for the fourth quarter was 94.2%, as compared to 100.8% for the same quarter of 2004.

Revenues in the fourth quarter increased to $32.1 million, compared to the 2004 fourth quarter revenue of $15.2 million. Net premiums earned for the fourth quarter increased to $29.4 million, as compared to net premiums earned of $14.2 million in the same period of 2004. Net investment income increased to $2.2 million as compared to $908,000 in the comparable period in 2004.

For the year ended December 31, 2005, the Company reported net income of $7.0 million, or $1.14 per diluted share, as compared to net income of $3.3 million, or $0.51 per diluted share, in the prior year. After-tax realized investment gains included in net income for the twelve months increased to $836,000, or $0.14 per diluted share, from $320,000, or $0.05 per diluted share, in 2004. The unusual level of realized gains in 2005 is attributable principally to the disposition of securities to fund the acquisition for cash of Financial Pacific Insurance Group, Inc. Operating income for 2005 was $6.2 million, or $1.00 per diluted share, up from $2.9 million, or $0.46 per diluted share, during the prior year. The Company’s GAAP combined ratio for the year 2005 was 94.9%, as compared to 98.8% for the same period of 2004. Our underwriting performance throughout 2005 benefited from an unusually low number of new claims and claim severity, driven in part by favorable weather conditions.

Revenues for the year ended December 31, 2005 were $81.3 million, as compared to revenue of $59.5 million in 2004. Net premiums earned for 2005 were $74.8 million, as compared to net premiums earned of $55.8 million in 2004. Net investment income for the year ended December 31, 2005 was $4.5 million, up from $2.8 million in the prior year.

The fourth quarter and twelve month results for 2005 include after-tax charges of $97,000 and $457,000, respectively, for external costs of compliance with the Sarbanes Oxley Act of 2002, and $123,000 and $457,000, respectively, in connection with grants of restricted stock under the Company’s 2004 Stock Incentive Plan. In the comparable periods in 2004, net income included after-tax charges of $450,000 and $549,000, respectively, for external costs of compliance with the Sarbanes Oxley Act of 2002, and $117,000 and $253,000, respectively, in connection with grants of restricted stock. The Company’s book value per share was $17.34 as of December 31, 2005.

Andrew R. Speaker, Mercer’s President and CEO said “we are delighted with our fourth quarter and year end financial results.  The fourth quarter was a combination of good underwriting fundamentals and the lack of outside disturbances such as weather events or adverse judicial rulings.  During the quarter there was an absence of severe losses and the frequency of reported claims was stable compared to recent quarters.  While it is unusual to experience a quarter with such relatively low claims activity, we are very pleased to have built a book of business that benefits in such a circumstance.  I am also pleased to report that our first quarter of operations integrating the recently acquired Financial Pacific Insurance Group, Inc. has proceeded smoothly and has favorably impacted our earnings.”

Certain of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward- looking statements are subject to change and uncertainty that are, in many instances, beyond the company’s control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect on Mercer Insurance Group, Inc. There can be no assurance that future developments will be in accordance with management’s expectations so that the effect of future developments on Mercer Insurance Group, Inc. will be those anticipated by management. Actual financial results including premium growth and underwriting results could differ materially from those anticipated by Mercer Insurance Group, Inc. depending on the outcome of certain factors, which may include changes in property and casualty loss trends and reserves; catastrophe losses; the insurance product pricing environment; changes in applicable law; government regulation and changes therein that may impede the ability to charge adequate rates; changes in accounting principles; performance of the financial markets; fluctuations in interest rates; availability and price of reinsurance; and the status of the labor markets in which the company operates.

Consolidated Statements of Income

(in thousands, except per share and share data)

	Quarter Ended December 31,
	2005	2004
	(unaudited)	(unaudited)
Net premiums earned	$29,382	$14,167
Investment income, net of investment expenses	2,213	908
Realized investment (losses) gains	(6)	45
Other revenue	516	92
Total revenue	32,105	15,212

Losses and loss adjustment expenses	21,788	7,035
Amortization of deferred policy acquisition costs	4,913	3,566
Other expenses	1,041	3,686
Interest expense	306	—
Total expenses	28,048	14,287

Income before income taxes	4,057	925
Income taxes	1,156	82

Net income	$2,901	$843

Net income per common share:
Basic	$0.49	$0.14
Diluted	$0.47	$0.13
Weighted average number of
shares outstanding:
Basic	5,954,170	6,082,963
Diluted	6,153,828	6,299,198

Supplementary Financial Data

Net written premiums	$31,155	$17,310

Book value per common share	$17.34	$16.49

GAAP combined ratio	94.2%	100.8%

Consolidated Statements of Income

(in thousands, except per share and share data)

	Year Ended December 31,
	2005	2004
	(unaudited)
Net premiums earned	$74,760	$55,784
Investment income, net of investment expenses	4,467	2,841
Realized investment gains	1,267	484
Other revenue	772	358
Total revenue	81,266	59,467

Losses and loss adjustment expenses	43,384	28,138
Amortization of deferred policy acquisition costs	16,849	15,075
Other expenses	10,766	11,898
Interest expense	306	—
Total expenses	71,305	55,111

Income before income taxes	9,961	4,356
Income taxes	2,941	1,092

Net income	$7,020	$3,264

Net income per common share:
Basic	$1.18	$0.52
Diluted	$1.14	$0.51
Weighted average number of
shares outstanding:
Basic	5,943,150	6,236,163
Diluted	6,160,389	6,353,733

Supplementary Financial Data

Net written premiums	$75,266	$59,504

GAAP combined ratio	94.9%	98.8%

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Consolidated Balance Sheet

(in thousands, except share amounts)

	December 31, 2005	December 31, 2004
	(unaudited)
ASSETS
Investments, at fair value:
Fixed income securities, available-for sale	$229,129	$100,657
Equity securities, at fair value	14,981	24,447
Short-term investments, at cost, which approximates fair value	4,289	—
Total investments	248,399	125,104
Cash and cash equivalents	20,677	16,289
Premiums receivable	37,497	11,217
Reinsurance receivable	79,214	2,534
Prepaid reinsurance premiums	21,554	1,573
Deferred policy acquisition costs	10,789	8,014
Accrued investment income	2,625	1,044
Property and equipment, net	11,720	9,718
Deferred income taxes	3,588	—
Goodwill	5,633	4,673
Other assets	5,002	1,394
Total assets	$446,698	$181,560

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Losses and loss adjustment expenses	$211,679	$36,028
Unearned premiums	78,982	34,007
Accounts payable and accrued expenses	13,761	7,739
Other reinsurance balances	18,574	861
Trust preferred securities	15,525	—
Advances under line of credit	3,000	—
Other liabilities	1,778	1,371
Deferred income taxes	—	1,146
Total liabilities	$343,299	$81,152

Stockholders’ Equity:
Preferred Stock, no par value, authorized 5,000,000 shares, no shares issued and outstanding	—	—
Common stock, no par value, authorized 15,000,000 shares, issued 7,068,233 and 7,060,733 shares, outstanding 6,463,538 and 6,344,844 shares	—	—
Additional paid-in capital	$67,973	$67,651
Accumulated other comprehensive income	2,851	5,186
Retained earnings	44,896	37,876
Unearned restricted stock compensation	(1,654)	(2,242)
Unearned ESOP shares	(4,383)	(5,009)
Treasury Stock, 501,563 and 256,500 shares	(6,284)	(3,054)
Total stockholders’ equity	103,399	100,408
Total liabilities and stockholders’ equity	$446,698	$181,560

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